Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CYBERARK SOFTWARE LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value New Israeli Shekel $0.01 per share ("Ordinary Shares")	(1)	Other	1,480,000	$318.79	$471,809,200.00	0.0001531	$72,233.98

Total Offering Amounts:							$471,809,200.00		72,233.98
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$72,233.98

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Offering Note(s)

(1)	a. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the CyberArk Software Ltd. 2024 Share Incentive Plan, as amended (the “2024 Plan”). b. Represents 1,480,000 Ordinary Shares added to the 2024 Plan, representing an automatic increase effective as of January 1, 2025, pursuant to the 2024 Plan. c. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act and based upon the average of the high and low price per share of the Ordinary Shares as reported on the Nasdaq Global Select Market on March 10, 2025.